Exhibit 10.2

EXECUTION COPY

     AMENDMENT NO. 1 TO
AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

     THIS AMENDMENT NO. 1 (the “Amendment”) dated as of January 27, 2005 TO THE AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”), dated as of December 23, 2004, by and between The Gillette Company, a Delaware corporation (together with its successors and assigns permitted under the Agreement, the “Company”), and James M. Kilts (the “Executive”).

W I T N E S S E T H :

     WHEREAS as Executive is employed as CEO and Chairman of the Board of the Company pursuant to the Agreement; and

     WHEREAS the Company will enter into the Merger Agreement; and

     WHEREAS, the Company and The Procter & Gamble Company (“Parent”) desire that Executive remain employed with Parent for a period of one year following the Effective Time; and

     WHEREAS, the Company and the Executive desire to amend the Agreement effective as of the Effective Time to provide for such continued employment, as set forth herein;

     NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, and subject to the consummation of the transactions contemplated by the Merger Agreement (such consummation, the “Transaction”), the Company and the Executive (individually a “Party” and together the “Parties”) agree that effective immediately prior to the Effective Time the Agreement shall be amended as follows:

     1. Section 1 of the Agreement is hereby amended to include the following definitions:

     “Acceleration Date” has the meaning set forth in Section 7A hereof.

     “Additional Options” has the meaning set forth in Section 7A hereof.

     “Award Date” has the meaning set forth in Section 7A hereof.

     “Company Common Stock” shall have the meaning ascribed thereto in the Merger Agreement.

     “Company Stock Options” shall have the meaning ascribed thereto in the Merger Agreement.

     “Employment Termination Date” means the last day of the Term of Employment.

     “Effective Time” shall have the meaning ascribed thereto in the Merger Agreement.

      “Initial Awards” has the meaning set forth in Section 7A hereof.

      “Merger Agreement” means the Agreement and Plan of Merger dated as of January 27, 2005 among The Procter & Gamble Company, Acquarium Acquisition Corp. and The Gillette Company.

      “New Options” has the meaning set forth in Section 7A hereof.

      “Parent Board” has the meaning set forth in Section 1.

       “Parent Common Stock” shall have the meaning ascribed thereto in the Merger Agreement.

       “RS Award” has the meaning set forth in Section 7A hereof.

       2. Section 1(k) of the Agreement is hereby amended by replacing the last sentence thereof with the following :

      “Notwithstanding the foregoing following the Effective Time, (A) the titles in clause (v) hereof shall be replaced with “Vice-Chairman of Parent”; (B) the word “Board” in clause (vi) hereof will be replaced with the phrase “the Chief Executive Officer of Parent”; and (C) the second portion of clause (vii) beginning with the word “or” shall no longer apply. In addition, it shall constitute Good Reason if the Executive is not appointed or elected to serve as a member of the Parent Board of Directors (“Parent Board”)” as soon as practicable following the Effective Time or if Executive is removed as a member of the Parent Board prior to the first anniversary of the Effective Time.

     3. Section 2 of the Agreement is hereby amended to read as follows:

      “2. Term of Employment

      The Term of Employment began as of the Commencement Date and shall extend through the first anniversary of the Effective Time. Notwithstanding the foregoing, the Term of Employment shall end on the date on which the Executive’s employment is earlier terminated by either Party in accordance with the provisions of Section 14.”

     Section 3(a) of the Agreement is hereby amended to read as follows:

     “(a) The Executive shall serve as the Vice Chairman – Gillette of Parent and shall be nominated as a member of the Parent Board during the Term of Employment. During the Term of Employment, the Executive, in carrying out his duties, shall report to Parent’s Chief Executive Officer and shall devote substantially all of his business time and attention to the business and affairs of the Company and Parent.”

     4. Section 4 of the Agreement is hereby amended by adding at the end thereof the following:

     “The Company and the Executive acknowledge and confirm that on April 1, 2004, the Executive’s Base Salary was increased to $1,500,000.”

     5. Section 5 of the Agreement is hereby amended by deleting the last paragraph thereof and replacing it with the following:

     “Notwithstanding the foregoing, the Parties agree that the annual bonus payable to the Executive for the twelve-month period of employment beginning on the Effective Time shall equal the product of Executive’s then target bonus multiplied by the same performance factor by which the target bonus of Parent’s Chief Executive Officer’s is multiplied in determining the annual bonus to be paid to Parent’s Chief Executive Officer’s for such period.”

     6. Section 7(c) is hereby amended inserting the following at the beginning of the first sentence thereof:

     “Except as otherwise provided in Section 1.09 of the Merger Agreement,”

     7. A new Section 7A is hereby inserted into the Agreement providing as follows:

     “7A. New Stock Options and Restricted Shares; Lock Up.

     In consideration of the Executive’s agreement (i) to defer the exercise of all of his Company Stock Options and the sale of Company Common Stock held by him pursuant to this Section 7A; (ii) to continue his employment with the Company and to serve as Vice Chairman of Parent, reporting to Parent’s Chief Executive Officer, for one year following the Effective Time, pursuant to

Section 3(a) hereof; and (iii) to extend pursuant to Section 17(c) hereof his non-competition covenant to a period of three years commencing on the Employment Termination Date; the Company and Executive agree as follows:

     (a) Effective as of the Effective Time, Parent shall cause the Executive to be granted options to purchase 1,000,000 shares of Common Stock of Parent (the “New Options”) pursuant to the Company 2004 Long-Term Incentive Plan, as amended pursuant to the Merger Agreement (the “Amended Plan”). The New Options shall have a per share exercise price equal to the Fair Market Value of a share of Parent Common Stock on the date of grant, and, subject to the Executive’s compliance with the material provisions of Section 17(c) hereof, shall vest and become exercisable and non-forfeitable in two equal installments on each of the first two anniversaries of the Effective Time unless prior to the first anniversary of the Effective Time the Executive’s employment is terminated for Cause or he terminates his employment without Good Reason. Except as provided in this Amendment, the New Options shall be controlled by the terms and conditions of the Amended Plan.

     (b) Unless prior to the first anniversary of the Effective Time the Executive’s employment is terminated for Cause or he terminates his employment without Good Reason, effective as of the last business day of the Term of Employment (the “Award Date”), Parent shall cause the Executive to be granted 150,000 restricted shares of Parent Common Stock pursuant to the Amended Plan (the “RS Award”). The RS Award shall vest and become nonforfeitable in its entirety on the third anniversary of the Award Date, subject to the Executive’s compliance with the material provisions of Section 17(c) hereof.

     (c) In addition to any other rights and remedies that Parent or the Company may have, in the event of Executive’s failure to comply with the material provisions of Sections 17(c) hereof or upon a termination of Executive’s employment for Cause or his voluntary termination without Good Reason prior to the first anniversary of the Effective Time, all unvested New Options shall immediately terminate and all unvested shares subject to the RS Award shall be forfeited.

     (d) Notwithstanding the provisions of Section 7A(a)-(c) above, but subject to the provisions of Section 7A(d) hereof, the New Options shall become 100% vested, exercisable and nonforfeitable and the RS Award shall continue to vest in accordance with its terms: (w) upon the Executive’s termination of employment for Good Reason; (x) upon termination of Executive’s employment by the Company without Cause; or (y) upon the Executive’s death or Disability (the first to occur, the “Acceleration Date”). The New Options shall be exercisable in accordance with the terms of the Amended Plan. The termination of the Executive’s employment hereunder for any reason, other than by the Company for Cause or by the Executive without Good Reason prior to the first anniversary of the Effective Time, shall constitute a Retirement for purposes of all Company Stock Options and the New Options.

     (e) Executive agrees that from the date of the Merger Agreement until the eighteen month anniversary of the Effective Time, or until the Acceleration Date if sooner, he will not dispose of any shares of Company Common Stock nor exercise any Company Stock Options held by him from and after the date of the Merger Agreement, including following the conversion thereof into Parent Common Stock and options to purchase Parent Common Stock.

     (f) Notwithstanding any provisions of this Agreement to the contrary, the awards set forth in this Section 7A shall constitute the Company sole obligation with respect to long term incentive and equity grants to be made to the Executive from and after the Effective Time.”

     8. A new section 7(e) is hereby added to the Agreement as follows:

     (e) During the one-year period beginning on the Effective Time, the Executive shall be entitled to participate in Parent’s BGP, which is a long term incentive plan with a three year cycle ending on June 30, 2007. Such participation shall be on the same basis as that of the Chief Executive Officer of Parent, i.e. a target of 2 times Base salary per year of BGP participation. This will provide the Executive with a target payout opportunity of two times Executive’s Base Salary. The actual payout shall be determined based on performance relative to the BGP parameters at the end of the three-year cycle in June of 2007 and shall be paid in a cash lump sum promptly following such determination.

     9. Section 14(k) of the Agreement is hereby amended to read as follows:

     “(k) Cooperation. For a period of two years following the termination of his employment, upon the reasonable request by the Company, the Executive shall cooperate in any litigation, other dispute or matter relating to the business of the Company in which he was involved during his employment with the Company; provided, that the Executive shall not be obligated to spend time and/or travel in connection with such cooperation to the extent it would interfere with his other commitments and obligations. The Company shall reimburse the Executive for all expenses he reasonably incurs in so cooperating, and shall pay the Executive a mutually agreed fee for his time spent in such cooperation (including without limitation any travel time); provided, that if the Executive and the Company cannot agree on such fee, they shall mutually select an independent expert to determine the appropriate amount of such fee based upon prevailing market practices. The determination of any such independent expert shall be final and binding, and the fees and expenses of such expert in making such determination shall be paid by the Company.”

     10. A new Section 14(l) is hereby inserted to the Agreement as follows:

     “(l) Termination After the Effective Time.

     Notwithstanding any provision of this Agreement to the contrary, in the event of the Termination of the Executive’s employment from and after the Effective Time and prior to the Employment Termination Date, the Executive shall only be entitled to (i) the payments and benefits provided for under Section 15(e) to the extent not previously paid; (ii) his entitlements under Section 7A hereof and (iii) the payments, benefits, rights and limitations provided for under clauses (i) and (ii) of Sections 14(a), (b), (c) and (e); clause (iii) of Section 14(b); clause (i) of section 14(d); and clauses (iii) and (iv) of Section 14(g), as applicable. In addition, in the event of termination of Executive’s employment under Section 14(d), Executive will be entitled to a lump sum payment equal to the sum of (x) Executive’s unpaid Base Salary through the first anniversary of the Effective Time payable promptly following such termination and (y) the Executive’s annual incentive award and BGP award for the year of termination, payable following the determination of the amount of such awards at such time(s) as payments would be made in the absence of such termination.”

     11. Section 15 of the Agreement is hereby amended by adding new subsections (e) and (f) as follows:

     “(e) The Executive and the Company hereby agree and confirm that the Transaction constitutes a Change of Control and an event of Good Reason and that as a result thereof, the Executive shall be entitled to the compensation and benefits set forth on Schedule A hereto. The executive and the Company agree that the Executive shall be paid his the amounts payable in cash under Section 15(b) as set forth in item 1 of Schedule A hereto immediately prior to the Effective Time, and (ii) the Executive shall receive the remaining benefits required to be paid or provided under Section 15 commencing upon the Employment Termination Date. Other payments and benefits set forth on Schedule A shall be due and payable in accordance with their terms.”

     (f) The Parties agree that the provisions of Section 15 and any bonus required to be paid under Section 5 with respect to periods prior to the Effective Time shall be fully satisfied by compliance with the terms of Section 15(e) of this Agreement and subject to such compliance no additional amounts will be due under Section 15.”

     12. Section 17(c) of the Agreement is hereby amended to read as follows:

     “(c) (i) In order to better protect the goodwill of Parent and its subsidiaries and to prevent the disclosure of the Parent's or its subsidiaries' trade secrets and confidential information and thereby help insure the long-term success of the business, the Executive, without prior written consent of the Company, will not engage in any activity or provide any services, whether as a partner, shareholder, director, officer, agent, manager, supervisor, employee, adviser, consultant or otherwise, to any Competitor during the Term of Employment (other than in the course of performing his duties hereunder) and for a period of three (3) years following the date of the Participant's termination of employment with the Parent. “Competitor” shall mean the companies set forth on Schedule B and any successors thereto.

     (ii) The Executive shall not be deemed to be in violation of this Section 17(c) from (i) his acquiring, solely as an investment, up to five percent (5%) of the outstanding equity securities (measured by value) of any entity, (ii) his becoming a consultant, advisor and/or agent to any entity providing consulting, investing or other services to any Competitor, so long as the Executive does not render services or advice, directly or indirectly, to any Competitor or Affiliate of the Competitor or (iii) his becoming affiliated with an entity which is not a Competitor which is subsequently acquired by or merged with a Competitor; provided that following such acquisition or merger, his duties do not involve any responsibilities with regard to any Competitive Business.

     (iii) The provisions of this Section 17(c) shall apply to the Executive in lieu of any non-competition provisions added to the 2004 Plan pursuant to Section 1.09(a) of the Merger Agreement.”

     13. Section 31 of the Agreement is hereby redesignated as Section 33 and a new Section 31 is hereby added to the Agreement as follows:

     “31. Section 409A Compliance.

     The Executive and the Company agree to cooperate to make such amendments to the terms of this Agreement as may be necessary to avoid the imposition of penalties and additional taxes under Section 409A of the Code; provided however, that the Company agrees that any such amendment shall provide the Executive with economically equivalent payments and benefits, and the Executive agrees that any such amendment that would result in an acceleration of the payment of any amounts, or would, individually or in the aggregate, materially increase the cost to, or liability of, the Company with respect to any payments will be subject to the consent of Parent, which consent shall not be unreasonably withheld, and in the absence of such consent shall be void ab initio.”

    14. A new Section 32 is hereby added to the Agreement as follows:

     “32. Assumption.

     The Company shall use its best efforts to cause Parent to assume this Agreement at the Effective Time.

     15. Unless otherwise specified herein, terms defined in the Agreement shall have the same meaning when used in this Amendment.

     16. Unless specifically modified herein, all other terms and conditions of the Agreement shall remain in effect.

     This Amendment may be executed in two or more counterparts.

[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first written above.

THE GILLETTE COMPANY

By:	/s/ Edward E. Guillet

	Name:	Edward E. Guillet
	Title:	Senior Vice President
Human Resources

By:	/s/ James M. Kilts

James M. Kilts

Schedule A

Post-Employment Arrangements

     1. Cash Payments. Amounts payable immediately prior to Effective Time, unless otherwise noted, consisting of:

  Incentive Bonus for year in which the Effective Time occurs - highest actual bonus % pre-Effective Time (i.e., 200%), prorated based on the number of days in such year ending on the Effective Time (xx/365)
  Unused accrued vacation pay through the Effective Time
  Lump sum equal to three times (3x) sum of Executive Base Salary at the Effective Time and Highest Annual Bonus (i.e., 200%) in three years prior to the Effective Time
  Lump sum payment for Supplemental Pension credit as per Executive’s prior election equal to the actuarial equivalent of 3 years of service computed as described in item 5 below.
  108,480.1762 stock units, plus accrued dividend equivalents, payable in cash at fair market value upon the Effective Time.
  Estimated Excise Tax Gross-Up in respect of the foregoing and the acceleration of options prior to Effective Time.

     2. Post-Termination Benefits:

  Participation for three years following termination of employment in Company welfare benefit plans, programs and arrangements on same terms as the Executive was participating immediately prior to the Effective Time, including residential security systems
  Outplacement services per Employment Agreement
  Any Excise Tax Gross-Up due per Employment Agreement
  Continued use of current Rye office and administrative support until Executive attains age 65

     3. Stock Options

  All stock options granted prior to the date hereof (which shall have vested upon the Effective Time) shall continue in effect as reflected in Schedule A-1.

     4. Deferred Compensation
  All compensation previously deferred under the Company’s Supplemental Savings Plan, Incentive Bonus Plan, Deferred Compensation Plan or any other plan (together with any accrued interest or earnings thereon) as previously elected.

     5. Supplemental Pension Plan Pursuant to the Terms of Section 10 of the Agreement

  5% of Average Final Annual Compensation (equal to 36-month Severance Lump Sum amount divided by 3) multiplied by the Executive’s full and partial years of service with the Company, excluding the 3 years of credited service paid out in a lump sum under item 1, up to a maximum of seven years.
  Illustrative example
  Service: Assume a Transaction date of October 1, 2005: credited service of 4.75 years, plus 1 year further employment with Parent. Total 5.75 years of service
  Pension credit: 5.75 x 5% = 28.75%
  Compensation: Assume Average Final Annual Compensation of $4.5 million
  Annual Pension: $4.5 million x 28.75% = $1,293,750.

     6. Supplemental Savings Plan

  Payment of account in accordance with plan terms

Schedule A-1

J. Kilts Stock Option Awards

Award Date	Strike Price	Options Outstanding	Duration Post- termination

19-Jan-01	$ 34.16	2,000,000	January 18, 2011
	$28.26	639,386	5 years but not after
21-Jun-01			June 20, 2011
20-Jun-02	$35.58	700,000	June 19, 2012
19-Jun-03	$32.38	1,000,000	June 18, 2013
2-Jan-04	$36.32	1,000,000	January 1, 2014
17-Jun-04	$43.10	1,000,000	June 16, 2014